Exhibit 99.4

FORM OF NOMINEE HOLDER CERTIFICATION

MOTRICITY, INC.

The undersigned, a broker, dealer, custodian bank, trust company or other nominee of subscription rights to purchase units of securities of Motricity, Inc. (the “Company”) pursuant to the rights offering (the “Rights Offering”) described and provided for in the Company’s prospectus dated                          , 2012 (the “Prospectus”) hereby certifies to the Company and to American Stock Transfer & Trust Company, LLC, as Subscription Agent for the Rights Offering, that: (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of subscription rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus) and, on behalf of beneficial owners of subscription rights who have subscribed for the purchase of additional units pursuant to the over-subscription privilege, the number of units specified below pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for units pursuant to the over-subscription privilege, the extent to which each such beneficial owner has exercised his or her basic subscription privilege:

Number of Shares of Common Stock Owned on , 2012, the Record Date	Number of Units Subscribed for Pursuant to the Basic Subscription Privilege	Number of Units Subscribed for Pursuant to the Over-Subscription Privilege

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10.

Name of Nominee Holder		DTC Participant Number

By:
	Name: Title: Phone Number: Fax Number:	DTC Subscription Confirmation Numbers Dated: